Exhibit 10.4

AMENDMENT NO. 3 TO CREDIT AGREEMENT

AND OTHER LOAN DOCUMENTS

THIS AMENDMENT NO. 3 TO CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”) is made and entered into as of the 20th day of December, 2002, by and among SAKS INCORPORATED, a Tennessee corporation (the “Borrower”), each lender (individually a “Lender” and collectively the “Lenders”) from time to time party to the Credit Agreement (as defined below), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (the “Agent”). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Agent have entered into that certain Credit Agreement dated as of November 20, 2001 (the “Credit Agreement”), pursuant to which the Lenders made available to the Borrowers a revolving line of credit in the aggregate amount of up to $700,000,000; and

WHEREAS, the Borrowers have requested that the Lenders and the Agent amend the Credit Agreement and certain other Loan Documents as set forth herein; and

WHEREAS, the Lenders and the Agent have agreed, subject to the terms of this Amendment, to amend the Credit Agreement and certain Loan Documents in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and the fulfillment of the conditions set forth herein, the parties hereto do hereby agree as follows:

1.    Definitions.    Any capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

2.    Amendments to the Credit Agreement.    Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)    The following definitions are added to Annex A of the Credit Agreement in alphabetical order:

“Bank Product Affiliate” means any Affiliate of Bank of America or a Lender approved under Section 1.4 to provide Bank Products, which Affiliate provides Bank Products in reliance on Bank of America’s or such approved Lender’s agreement to indemnify such Affiliate.

“Permitted Credit Card Program” means any private label credit card program, securitization, factoring, receivables financing program, or similar arrangement, which, after notice to the Agent in accordance with Section 7.25 hereof, is entered into by the Borrower and any of its Subsidiaries on commercially reasonable terms generally available at that time, provided however, that if such program grants a security interest in any assets other than those certain Accounts, receivables, or Transferor Interest or other similar residual interests subject to such program or arrangement, including a security interest in any returned goods, and the grant of such security interest could reasonably be expected to be detrimental in any material respect to the material rights and interests of the Lenders under the Loan Documents, as determined by the Agent in its reasonable discretion, such program shall not be considered a Permitted Credit Card Program unless and until the Agent and the third party with whom the program is created have entered into an intercreditor agreement satisfactory to the Agent in its reasonable discretion with respect to the priority and enforcement of such security interests.

“Household” shall mean Household Bank (SB), N.A., a national banking association.

“Household Arrangement” means the private label credit card program among the Borrower, the Credit Card Bank and Household pursuant to the terms of the Household Agreement.

“Household Agreement” means the Purchase and Sale Agreement by and among the Borrower, Saks Credit Corporation, National Bank of the Great Lakes, and Household, dated as of July 26, 2002, as amended from time to time in accordance with the terms of this Agreement.

“Net Proceeds-Household Alliance” means the Closing Purchase Price (as defined in the Household Agreement), net of (a) all reasonable legal, accounting, banking, underwriting, title and recording expenses, commissions, discounts and other fees and expenses incurred in connection with the sale of Credit Card Assets (as defined in the Household Agreement), (b) all taxes required to be paid or accrued as a consequence of the consummation of the sale of the Credit Card Assets, and (c) all amounts necessary to repay Series 1997-1 and Series 2002-1 Certificates and Interests (each as defined in and outstanding under the Securitization Program).

(b)    The definition of “Bank Products” in Annex A is hereby amended in its entirety to read as follows:

“Bank Products” means any one or more of the following types of services or facilities extended to the Borrower or any Guarantor by Bank of America, any Lender approved pursuant to Section 1.4 or any of their Bank Product Affiliates: (i) credit cards; (ii) ACH Transactions; (iii) cash management, including controlled disbursement services; and (iv) Hedge Agreements.

(c)    The definition of “Securitization Accounts” in Annex A is hereby amended in its entirety to read as follows:

“Securitization Accounts” means all Accounts transferred to, or held by, Household, a Securitization Subsidiary or Saks Incorporated, as Servicer, or a trustee, pursuant to the Household Arrangement, the Securitization Program or a Permitted Credit Card Program.

(d)    The definition of “Securitization Default” in Annex A is hereby amended in its entirety to read as follows:

“Securitization Default” means (i) any “Pay Out Event” under any Securitization Document shall occur and be continuing or (ii) the occurrence of the Termination Date (as defined in the Certificate Purchase Agreement but excluding any event described in clause (v) of such definition) or (iii) the failure of any Senior Class Agent (as defined in the Certificate Purchase Agreement) or any Bank Investor (as defined in the Certificate Purchase Agreement) to consent to any extension of the Commitment Termination Date (as defined in the Certificate Purchase Agreement) within the time period provided in the Certificate Purchase Agreement or (iv) a default or event of default occurs under the Household Agreement or any documents related thereto or any documents providing for a Permitted Credit Card Program which default or event of default results in the termination of either the Household Arrangement or any Permitted Credit Card Program, as applicable, provided, however, that a Securitization Default shall not occur as a result of the termination of either the Household Arrangement or any Permitted Credit Card Program as described in clause (iv) above if (a) the Household Arrangement or Permitted Credit Card Program is replaced with a Permitted Credit Card Program simultaneously with or prior to such termination or (b) Availability is greater than $200,000,000 at the time of such termination and at all times thereafter so long as none of the Securitization Program, Household Arrangement or Permitted Credit Card Program is in place.

(e)    The definition of “Securitization Subsidiary” in Annex A is hereby amended in its entirety to read as follows:

“Securitization Subsidiary” means Saks Credit Corporation, Saks Transitional Credit Corporation, National Bank of the Great Lakes, SFA Finance Company II and any other present or future Subsidiary (include any credit card bank) of the Borrower which is organized for the purpose of and is only engaged in (i) originating, purchasing, acquiring, financing, selling, servicing or collecting accounts receivable obligations of customers of the Borrower or its Subsidiaries, (ii) issuing or servicing credit cards, engaging in other credit card operations or financing accounts receivable obligations of customers of the Borrower and its Subsidiaries, (iii) the sale or financing of such accounts receivable and interests therein and (iv) other activities incident thereto, all in accordance with the Master Securitization Agreement, the Household Agreement or any Permitted Credit Card Program.

(f)    Section 1.4    of the Credit Agreement is hereby amended in its entirety to read as follows:

1.4    Bank Products.    The Borrower may request (for itself or any Guarantor) and Bank of America or any other Lender requested by the Borrower and approved by the Agent or their Affiliates, may, in their sole and absolute discretion, arrange for the Borrower to obtain from Bank of America, such approved Lender or their Affiliates Bank Products, although the Borrower is not required to do so. If Bank Products are provided by an Affiliate of Bank of America or such approved Lender, the Borrower agrees to indemnify and hold harmless Bank of America and such approved Lender from any and all costs and obligations now or hereafter incurred by Bank of America or such approved Lender which arise from any indemnity given by Bank of America or such approved Lender to its Affiliates related to such Bank Products. The agreement contained in this Section shall survive termination of this Agreement. The Borrower acknowledges and agrees that the obtaining of Bank Products from Bank of America, an approved Lender or their Affiliates (a) is in the sole and absolute discretion of Bank of America, such approved Lender or their Affiliates, and (b) is subject to all rules and regulations of Bank of America, such approved Lender and their Affiliates.

(g)    Section 3.6    of the Credit Agreement is hereby amended by deleting the seventh tier of the payment structure in the second sentence thereof and inserting the following in its place:

seventh, to pay any amounts relating to Bank Products then due to Bank of America or any Lender providing Bank Products with the consent of the Agent, or any of their Affiliates providing Bank Products,

(h)    Section 7.8(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a)    Other than as permitted in the immediately following subsection (b), the Borrower shall not, and shall not permit any Subsidiary to sell, lease, transfer or otherwise dispose of any property (including without limitation capital stock or similar ownership interests transferred by way of merger or other consolidation) of the Borrower or any Subsidiary other than (i) sales of Inventory in the ordinary course of business, (ii) Dispositions of property among the Borrower and the Guarantors provided all parties to such Dispositions are Solvent at the time of such Dispositions and immediately thereafter; (iii) Dispositions of property, other than Inventory, in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of the Borrower, no longer best used or useful in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value; provided each such Disposition shall be conducted on a Market Basis and shall not have resulted in Net Proceeds in excess of $1,000,000; (iv) Dispositions of property on a Market Basis to the extent the Net Proceeds thereof are used to make Refinancing Payments in an aggregate amount not to exceed the difference of (A) $308,500,000 less (B) the aggregate principal amount of Debt incurred pursuant to Section 7.11(f), (v) Dispositions of property on a Market Basis with respect to which the Net Proceeds do not exceed $50,000,000 during any Fiscal Year and $250,000,000 in the aggregate at any time and which Net Proceeds are applied within 180 days of receipt thereof to make Permitted Acquisitions or to acquire, construct or improve properties, or capital assets, in each case, to be used in a line or lines of business consistent with the terms of Section 7.14 hereof; provided that the amount of such Net Proceeds not realized in any Fiscal Year may be realized through asset sales in subsequent years; (vi) other Dispositions conducted on a Market Basis with respect to which Net Proceeds do not exceed $10,000,000 during any Fiscal Year and $50,000,000 in the aggregate at any time; provided that the amount of such Net Proceeds not realized in any Fiscal Year may be realized through asset sales in subsequent years; and (vii) sales and other dispositions of Accounts, receivables, the Transferor Interest, and other similar residual interests in connection with the Household Arrangement, the Securitization Program or a Permitted Credit Card Program; provided, however, none of the property subject to a Disposition permitted under clauses (iv) through (vii) above shall include Inventory other than Inventory held in the ordinary course of business at retail stores of the Borrower or any Subsidiary subject to such Dispositions and the Borrower or the applicable Subsidiary shall receive cash consideration for the Inventory subject to such store Disposition in an amount equal to the stock ledger value thereof which cash shall be used solely to make repayments of Revolving Loans to the extent any Revolving Loans are then outstanding. Notwithstanding the foregoing, at no time shall (1) any Disposition under clauses (iv) through (vi) above be permitted if (y) the aggregate amount of Net Proceeds from such Disposition together with all other Dispositions permitted under such clauses exceed $610,000,000 or (z) at the time of the most recent Tested Disposition the Borrower shall not have had a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 for the Twelve-Month Period ended as of the most recently ended fiscal quarter and (2) any Disposition under clauses (iii) through (vi) above be permitted if a Default of Event of Default exists at the time of or would result from such Disposition.

(i)    Section 7.9 of the Credit Agreement is hereby amended in its entirety to read as follows:

7.9    Distributions; Repayment of Debt.

The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, declare or make, or incur any liability to make, any Distributions or prepay any Debt other than:

(a) the Obligations;

(b) dividends or other Distributions in respect of capital stock or other equity interest from any wholly owned Subsidiary to any other wholly owned Subsidiary or the Borrower;

(c) so long as no Default or Event of Default exists at the time thereof or would result therefrom and Availability shall not be less than $150,000,000 (not be less than $200,000,000 if the following subparagraph (iv) is applicable) immediately after giving effect thereto, as described in each of the following subparagraphs (i), (ii), (iii), (iv), and (v):

(i)    (x) acquisitions by the Borrower or any Subsidiary of capital stock or other equity interest of the Borrower, and (y) prepayments of Debt, collectively in an aggregate amount for all such acquisitions and prepayments described in clauses (x) and (y) of this subparagraph (i) not to exceed the following:

(A)    $25,000,000 in the aggregate for the period beginning on the Closing Date and ending April 29, 2002;

(B)    $25,000,000 in the aggregate for period beginning April 30, 2002 and ending January 31, 2003; and

(C)    for each Fiscal Year thereafter the sum of (1) the amount available for such acquisitions and prepayments in the immediately preceding Fiscal Year plus (2) 50% of Excess Cash Flow for the immediately preceding Fiscal Year less the aggregate amount of such acquisitions and prepayments made during the immediately preceding Fiscal Year;

(ii)    prepayments of the 2004 Notes, collectively in an aggregate amount for all such prepayments in accordance with this subparagraph (ii) not to exceed $75,000,000 during the term of this Agreement;

(iii)    prepayments of Debt, collectively in an aggregate amount for all such prepayments in accordance with this subparagraph (iii) not to exceed during the term of this Agreement the remainder of (A) 100% of Net Proceeds-Household Alliance minus (B) the aggregate amount of acquisitions by the Borrower or any

Subsidiary of capital stock or other equity interest of the Borrower in accordance with subparagraph (iv) of this paragraph (c);

(iv)    acquisitions by the Borrower or any Subsidiary of capital stock or other equity interest of the Borrower, collectively in an aggregate amount for all such acquisitions in accordance with this subparagraph (iv) not to exceed during the term of this Agreement the remainder of (A) 50% of Net Proceeds-Household Alliance minus (B) the aggregate amount of prepayments of Debt in accordance with subparagraph (iii) of this paragraph (c) in excess of 50% of Net Proceeds-Household Alliance; and

(v)    prepayments consisting of extensions, renewals or refinancings of Debt subject to and in accordance with Section 7.11(c), including by the partial or complete exchange of new Debt; and

(d)    prepayment of Debt in connection with the Note Refinancing to the extent otherwise permitted under this Agreement.

The limitations of this Section shall not apply to a purchase or other acquisition of outstanding shares of capital stock or other equity interest of the Borrower purchased or acquired in exchange for, or out of the Net Proceeds of, a substantially concurrent issue and sale of capital stock or other equity interest of the Borrower (other than to a Subsidiary).

(j) Section 7.10(g) of the Credit Agreement is hereby amended in its entirety to read as follows:

(g)    (i) (A) investments in Securitization Subsidiaries of the Borrower consisting of the Transferor Interest (as defined in the Master Securitization Agreement), (B) other classes of securities and subordinate interests retained by the seller pursuant to the terms of the Securitization Documents, the Household Agreement or any Permitted Credit Card Program or other securitization transactions entered into in accordance with the Master Securitization Agreement, the Household Agreement or any Permitted Credit Card Program to which one or more of the Securitization Subsidiaries is a party and (C) retained earnings and (ii) loans and advances in the aggregate amount not to exceed $50,000,000 to Securitization Subsidiaries at any time; and

(k)    Section 7.25 of the Credit Agreement is hereby in its entirety to read as follows:

7.25    Securitization Documents, Household Agreement and Permitted Credit Card Program.    The Borrower shall not, nor shall it permit any Securitization Subsidiary to, amend, supplement, restate or replace any of the Securitization Documents, Household Agreement or documents evidencing any Permitted Credit Card Program to the extent such amendment, supplement, restatement or replacement would be detrimental in any material respect to the material rights and interests of the Company or the Agent and the Lenders under the Loan Documents. At least fifteen (15) days prior to the execution of documents evidencing the proposed adoption of an Permitted Credit Card Program, the Borrower shall deliver or cause to be delivered notice to the Agent of such adoption, which notice shall include a copy, in the then-existing form, of any documents to be executed in connection with such Permitted Credit Card Program. The Borrower shall deliver or cause to be delivered to the Agent copies of all such documents delivered in connection with such Permitted Credit Card Program within a reasonable period of time after the execution of such documents. The Borrower shall cause the Credit Card Bank, Household or any purchaser pursuant to an Permitted Credit Card Program to make or settle all cash payments due from the Credit Card Bank, Household or such purchaser to any Guarantor attributable to the sale of Inventory in connection with the Securitization Program, the Household Arrangement or any Permitted Credit Card Program within two (2) Business Days of sale of the Inventory giving rise to such payment.

3.    Amendments to Other Loan Documents.    Subject to the terms and conditions set forth herein, each of the Security Agreement, the Pledge Agreement, and the Subsidiary Guaranty are hereby amended as follows:

(a)    The first paragraph of Security Agreement is hereby amended in its entirety to read as follows:

THIS SECURITY AGREEMENT (this “Security Agreement”), dated as of November 20, 2001, is made by and among SAKS INCORPORATED, a Tennessee corporation (the “Borrower” and a “Grantor”), EACH OF THE SUBSIDIARIES OF THE BORROWER EXECUTING THIS SECURITY AGREEMENT OR BECOMING A PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (each a “Guarantor” and a “Grantor”, and collectively with the Borrower, the “Grantors”), and BANK OF AMERICA, N.A., as Agent (the “Agent”) for the Lenders (as defined in the Credit Agreement referred to below, and together with the Bank Product Affiliates and the Letter of Credit Issuers (each as defined in the Credit Agreement referred to below), the “Lenders”) now or hereafter party to the Credit Agreement (as defined below).

(b)    The first paragraph of Pledge Agreement is hereby amended in its entirety to read as follows:

THIS SECURITIES PLEDGE AGREEMENT (this “Pledge Agreement”) is made and entered into as of this 20th day of November,

2001 by and among SAKS INCORPORATED, a Tennessee corporation (the “Borrower” or a “Pledgor”), and EACH OF THE SUBSIDIARIES OF THE BORROWER EXECUTING THIS AGREEMENT OR BECOMING A PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (each individually a “Pledgor” and collectively, including the Borrower, the “Pledgors”) and BANK OF AMERICA, N. A., a national banking association, as Agent (as defined in the Credit Agreement referred to below) for each of the Lenders, the Bank Product Affiliates and the Letter of Credit Issuers (each as defined in the Credit Agreement referred to below and, collectively with the Agent, the “Secured Parties”) now or hereafter party to the Credit Agreement (as defined below)

(c)    The first paragraph of Subsidiary Guaranty is hereby amended in its entirety to read as follows:.

THIS GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of November 20, 2001, is made by EACH OF THE UNDERSIGNED AND EACH OTHER SUBSIDIARY OF SAKS INCORPORATED BECOMING A PARTY HERETO FROM TIME TO TIME BY EXECUTION OF A JOINDER AGREEMENT (each a “Guarantor” and collectively the “Guarantors”) to BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, as agent (in such capacity, the “Agent”) for each of the Lenders (as defined in the Credit Agreement), the Bank Product Affiliates (as defined in the Credit Agreement) and the Letter of Credit Issuers (as defined in the Credit Agreement) (the Agent, the Lenders, the Bank Product Affiliates and the Letter of Credit Issuers are referred to collectively herein as the “Secured Parties”) now or hereafter party to the Credit Agreement (as defined below).

4.     Conditions to Effectiveness.    Subject to the last paragraph of this Section 4, this Amendment shall become effective (the “Effective Date”) only upon the receipt by the Agent of the following, in form and substance satisfactory to the Agent:

(a)    Twenty-one (21) counterparts of this Amendment executed by the Borrower, the Agent and the Majority Lenders;

(b)    A certificate of a Responsible Officer of each Credit Party as of the date hereof with respect to the attached resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof ) of each Credit Party approving this Amendment and authorizing the execution and delivery thereof and certifying that the Organizational Documents and Operating Documents of each of the Credit Parties have not been amended or modified since the Closing Date;

(c)    Payment of all fees and expenses of the Agent and the Attorney Costs incurred in connection with this Amendment; and

(d)    Copies of all additional agreements, instruments and documents which the Lenders may reasonably request, such documents, when appropriate, to be certified by appropriate governmental authorities.

Notwithstanding the foregoing, none of the amendments or modifications set forth in Section 2 hereof, other than the amendments set forth in Sections 2(b), (f) and (g) and the modification to Section 7.9(c)(v) of the Credit Agreement set forth in Section 2(i) hereof, shall become effective unless and until the Closing (as defined in the Household Agreement defined in Section 2(a) hereof) has occurred and the Agent has received satisfactory evidence thereof.

5.    Guarantors’ Reaffirmation.    Each Guarantor hereby (i) consents to the terms of this Amendment, (ii) acknowledges and reaffirms all of its obligations and undertakings under that certain Guaranty Agreement dated as of November 20, 2001 from the Guarantors to the Agent (the “Guaranty”), and (iii) acknowledges and agrees that the Guaranty is and shall remain in full force and effect in accordance with the terms thereof.

6.    Entire Agreement.    This Amendment sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. No promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party hereto, and not one of them has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as in this Amendment otherwise expressly stated, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except by writing, signed by all the parties hereto, specifying such change, modification, waiver or cancellation of such terms or conditions, or of any proceeding or succeeding breach thereof.

7.    Full Force and Effect of Agreement.    Except as hereby specifically amended, modified, waived or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

8.    Representations, Warranties and Covenant.    Each Borrower hereby represents, warrants and covenants to the Agent and each Lender that:

(a)    The representations and warranties set forth in Article VI of the Credit Agreement, and in each other Loan Document, including any Schedules thereto, are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date, and except to the extent of any changes to the above-referenced Schedules that are not adverse, in any material respect, to the condition (financial or otherwise), operations, business, assets, liabilities (actual or contingent), revenues, cash flows or prospects of such Borrower.

(b)    The Borrower is in compliance with all the terms and conditions of the Credit Agreement and the other Loan Documents on its part to be observed or performed and no Default or Event of Default has occurred or is continuing under the Credit Agreement.

(c)    The execution, delivery and performance by such Borrower of this Amendment has been duly authorized by the Borrower.

(d)    This Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against such Borrower in accordance with its terms.

(e)    The execution, delivery and performance by the Borrower of this Amendment (i) does not conflict with or violate (A) any provision of law, statute, rule or regulation, or of the articles of incorporation, operating agreement or by-laws, as applicable, of such Borrower, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which such Borrower is a party or by which it or any of its property may be bound and (ii) does not require any consents under, result in a breach of or constitute (alone or with notice or lapse of time or both) a default or give rise to increased, additional, accelerated or guaranteed rights of any person under any such indenture, agreement or instrument.

9.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

10.    Governing Law.    This Amendment shall in all respects be governed by the laws and judicial decisions of the State of New York.

11.    Enforceability.    Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:

SAKS INCORPORATED
By:	/s/ Scott A. Honnold
Name:	Scott A. Honnold
Title:	Vice President and Treasurer

GUARANTORS:

CARSON PIRIE HOLDINGS, INC.

MCRAE’S, INC.

MCRAE’S OF ALABAMA, INC.

PARISIAN, INC.

SAKS & COMPANY

SAKS DIRECT, INC.

SAKS DISTRIBUTION CENTERS, INC.

SAKS FIFTH AVENUE DISTRIBUTION COMPANY

SAKS FIFTH AVENUE, INC.

SAKS WHOLESALERS, INC.

SAKSFIFTHAVENUE.COM, INC.

SAKS FIFTH AVENUE OF TEXAS, INC.

SAKS HOLDINGS, INC.

TEX SFA, INC.

SCCA STORE HOLDINGS, INC.

HERBERGER’S DEPARTMENT STORES, LLC

JACKSON LEASING, LLC

MCRIL, LLC

NEW YORK CITY SAKS, LLC

SCCA, LLC

SCIL, LLC

SFAILA, LLC

SAKS FIFTH AVENUE TEXAS, L.P.

PMIN GENERAL PARTNERSHIP

    BY: Parisian, Inc., a General Partner

MCRAE’S STORES PARTNERSHIP

    BY: McRae’s, Inc., a General Partner

By: /s/ Scott A. Honnold
Name:	Scott A. Honnold
Title:	Vice President and Treasurer

AGENT:

BANK OF AMERICA, N.A., as Agent for the Lenders
By:	/s/ John Olsen
Name:	John Olsen
Title:	Vice President

LENDERS:
BANK OF AMERICA, N.A., as Lender
By:	/s/ John Olsen
Name:	John Olsen
Title:	Vice President
CITIBANK, N.A.
By:	/s/ Shapleigh Smith
Name:	Shapleigh Smith
Title:	Managing Director
LASALLE BUSINESS CREDIT, INC.
By:	/s/ Daniel F. O’Rourke
Name:	Daniel F. O’Rourke
Title:	Vice President
WHITEHALL BUSINESS CREDIT CORPORATION
By:	/s/ Christopher Hill
Name:	Christopher Hill
Title:	Vice President

THE PROVIDENT BANK

By:	/s/ Mary Sue Wolfer
Name: Title:	Mary Sue Wolfer Credit Officer

FLEET NATIONAL BANK

By:	/s/ Kathleen Dimock
Name: Title:	Kathleen Dimock Director

AMSOUTH BANK

By:
Name: Title:	Stephen V. Mangiante Attorney-in-Fact

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ Frank Amodio
Name: Title:	Frank Amodio Vice President

THE BANK OF NEW YORK

By:	/s/ David C. Judge
Name: Title:	David C. Judge Vice President

TRANSAMERICA BUSINESS CAPITAL CORPORATION

By:	/s/ Deborah A. Ramsey
Name: Title:	Deborah A. Ramsey Vice President

FOOTHILL CAPITAL CORPORATION

By:	/s/ Juan Barrera
Name: Title:	Juan Barrera Assistant Vice President

FIRST TENNESSEE BANK NATIONAL

By:
Name: Title:	Jim Chapman Senior Vice President

BANK ONE, N.A.

By:	/s/ Christopher M. Murphy
Name: Title:	Christopher M. Murphy Director

WACHOVIA BANK NATIONAL ASSOCIATION (F/K/A FIRST UNION NATIONAL BANK

By:	/s/ Richard J. Preskenis
Name: Title:	Richard J. Preskenis Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Arthur R. Cordwell, Jr
Name: Title:	Arthur R. Cordwell, Jr Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Jeffrey Morse
Name: Title:	Jeffrey Morse It’s Duly Authorized Signatory

PNC BUSINESS CREDIT

By:
Name: Title:	Gurdatt Jagnanan Supervisor

UPS CAPITAL CORPORATION

By:	/s/ Charles Johnson
Name: Title:	Charles Johnson Senior Vice President and Managing Director

ORIX FINANCIAL SERVICES, INC.

By:	/s/ Lisa Nowakowski
Name: Title:	Lisa Nowakowski Vice President

GMAC BUSINESS CREDIT, LLC

By:	/s/ Thomas Brent
Name: Title:	Thomas Brent Vice President